Exhibit 99.1

Pegasus Digital Mobility Acquisition Corp. Announces the Extension of the Combination Period until April 30, 2024

GREENWICH, CT (December 29, 2023) -- Pegasus Digital Mobility Acquisition Corp. (NYSE: PGSS.U) (the “Company”) today announced that it has decided to extend the date by which the Company must consummate a business combination until April 30, 2024. Pegasus Digital Mobility Sponsor LLC has committed to deposit $135,000.51 into the Company's trust account, representing $0.03 per Class A ordinary share, on the first business day of each month starting on January 2, 2024 until the earliest of (i) the date on which the Company consummates an initial business combination or (ii) April 30, 2024.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute "forward-looking statements." All statements other than statements of historical fact included in this press release are forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the "Risk Factors" section of the Company’s registration statement and final prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About Pegasus Digital Mobility Acquisition Corp.

The Company is a blank check company incorporated as a Cayman Islands exempted entity. The Company was founded by StratCap Investment Management, LLC, formerly Strategic Capital Fund Management, LLC, an investment management organization focused on digital economy investments. The Company is a special purpose acquisition company formed for the purpose of effecting a business combination with one or more businesses.

Contacts

Investor Relations
investor-relations@pegasusdm.com